EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Navigant Consulting, Inc.:
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Navigant Consulting, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.
Our report on the consolidated financial statements contains an explanatory paragraph that states that the Company changed its method of accounting for stock-based compensation and its method for quantifying errors in 2006.
/s/ KPMG LLP
Chicago, Illinois
February 28, 2008